Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NET Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity(1)	Class A common stock, par value $0.0001 per share	—		(4)(5)		(6)		(6)	—	—
	Equity(1)	Preferred stock, par value $0.0001 per share	—		(4)(5)		(6)		(6)	—	—
	Other(1)	Warrants	—		(5)		(6)		(6)	—	—
	Other(1)	Rights	—		(5)		(6)		(6)	—	—
	Other(1)	Units	—		(5)		(6)		(6)	—	—
	Unallocated (Universal) Shelf(1)	—	457(o)	—		—		$750,000,000.00		0.00015310	$114,825.00
	Equity(2)	Class A common stock, par value $0.0001 per share	Other(3)	2,806,243		$9.25	(3)	$25,957,747.75		0.00015310	$3,974.14
Fees Previously Paid	—	—	—	—		—		—			—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—				—	—	—	—
	Total Offering Amounts							$775,957,747.75			$118,799.14
	Total Fees Previously Paid										$0.00
	Total Fee Offsets										$0.00
	Net Fee Due										$118,799.14

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by NET Power Inc. (the “Registrant”).
(2)	Represents shares of Class A common stock, par value $0.0001 per share, of the Registrant (“Class A Common Stock”) that may be offered and sold from time to time in one or more offerings by the selling stockholder identified in the registration statement.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices reported for the Class A Common Stock on the New York Stock Exchange on November 11, 2024, in accordance with Rule 457(c) under the Securities Act, as amended (the “Securities Act”).
(4)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Class A Common Stock and shares of preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(5)	There are being registered hereunder an indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $750,000,000.00. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered also include an indeterminate number or amount, as the case may be, of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder or pursuant to the anti-dilution provisions of any such securities.
(6)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.